Exhibit 99.2

Zayo Group, LLC Upsizes and Prices $550 Million Senior Notes Offering

Boulder, Colo. – April 5, 2017 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE:ZAYO) and international provider of communications infrastructure services, announced today that it has priced its previously announced private offering of its 5.750% Senior Notes due 2027 (the “2027 Senior Notes”), through an add-on to its existing issue, and upsized the offering from $500 million to $550 million aggregate principal amount. The offering was conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and is expected to close on or about April 10, 2017, subject to the satisfaction of various customary closing conditions.

Zayo intends to use the net proceeds from the 2027 Senior Notes offering to partially repay its outstanding $1.35 billion tranche and $650 million tranche of term loans, each maturing on January 19, 2024, on a pro rata basis.

The 2027 Senior Notes have not been registered under the Securities Act and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Zayo's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect Zayo's ability to complete the proposed debt offering. A more extensive discussion of the risk factors that could impact these areas and Zayo's overall business and financial performance can be found in Zayo's reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud infrastructure to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 126,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud infrastructure in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services.